            CODE OF ETHICS FOR THE CEO AND SENIOR FINANCIAL OFFICERS

Our long-standing policy, as stated in our Core Values, is to maintain the highest level of integrity in every aspect of our business. We expect all associates to conduct themselves professionally and in a manner that will enhance the reputation of our business and avoid even the appearance of improper personal or business conduct.

This Code of Ethics for the CEO and Senior Financial Officers ("Code") applies to the chief executive officer ("CEO") as well as to the chief administrative officer, chief financial officer, chief accounting officer and other senior accounting, tax and treasury management associates ("Senior Financial Officers")
of Rite Aid Corporation ("Company") or their equivalents. This Code supplements the Company's Code of Ethics and Business Conduct , which sets forth fundamental principles and key policies and procedures that govern the conduct of all members of the Board of Directors ("Board"), officers and employees of our
Company. The CEO and Senior Financial Officers are bound by the provisions set forth in the Code of Ethics and Business Conduct and the additional standards of ethical behavior set forth below relating to accounting, internal control, financial reporting and disclosure controls and fraud, except in cases where applicable law conflicts with the Code. The CEO and Senior Financial Officers shall adhere to the following principles and responsibilities:

     o   Act at all times with integrity, avoiding actual or apparent conflict of interest in personal and professional relationships;

     o   Keep abreast of the affairs of the Company and remain informed on the guidelines, rules, laws and regulations applicable to their responsibilities and to ensure that those reporting to them are also informed;

     o   Maintain the confidentiality of Company information, except when authorized or otherwise required to make any disclosure and avoid the use of any Company information for personal advantage;

     o   Comply with applicable rules and regulations of all U.S. governmental entities and other private and public regulatory agencies, including any exchanges on which the Company's securities may be listed;

     o   Provide, in the Company's reports filed with the Securities and
         Exchange Commission and other public communications, disclosure that is full, fair, accurate, timely and understandable;

     o   Report any untrue statement of material fact and any omission of material fact of which they become aware of that affect the disclosures made by the Company in its public filings;

     o   Report any information they may have concerning: a) material weaknesses or significant deficiencies in the design or operation of internal controls which could adversely affect the ability of associates to record, process, summarize and report financial data; or b) any fraud, whether or not material, that involves any associate who has a significant role in internal control.

     o   Report any information they may have concerning evidence of a material violation of securities or other laws, rules or regulations by the
         Company or any agent thereof.

     o   Report any information they may have concerning any suspected violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships involving any associate who has a significant role in financial reporting, disclosures or internal controls.

If the CEO, Chief Administrative Officer and Chief Financial Officer or Chief
Accounting Officer has a reporting obligation under any standard set forth above, they must promptly bring the matter to the attention of any member of the
Audit Committee. If any other Senior Financial Officer has a reporting obligation under any standard set forth above, such Senior Financial Officer must promptly bring the matter to the attention of: (a) their immediate supervisor, or, if appropriate, (b) any member of the Audit Committee. A Senior
Financial Officer always has the option of reporting directly to the Audit
Committee, and such officer shall report to the Audit Committee if they have reason to believe that their immediate supervisor is involved with the matter at issue, of if they have reason to believe that their immediate supervisor has not addressed the matter appropriately in a timely fashion. Further, a Senior
Financial Officer also always has the option of reporting a matter utilizing the
Company hotlines.

The Audit Committee shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this
Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, including, among other things, disciplinary action up to and including termination of employment. In determining what action is appropriate in a particular case, the Audit Committee or its designee shall take into account all relevant information, including whether the violation was promptly reported, whether a violation of the law has occurred, the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past, the penalties imposed, if any, in the past for comparable violations and other relevant factors.